EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 13th day of July, 2009, by and between Hampton Roads Bankshares, Inc., a Virginia corporation (“Bank”), and John A. B. Davies, Jr. (“Executive”), and provides as follows:

RECITALS

WHEREAS, the employment of Executive by the Bank is in the best interests of the parties; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of Executive’s continued employment by the Bank as hereinafter set forth; and

WHEREAS, it is the intention of the parties that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder.

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1. Employment. Executive shall be employed as the Chief Executive Officer of the Bank. He shall perform such services for the Bank and/or one or more Affiliates as may be assigned to Executive by the Bank. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Bank.

Section 2. Term. Executive’s employment with the Bank shall begin on July 14, 2009 and shall continue for a period of three (3) years, unless Executive’s employment is terminated by either party in accordance with the terms of this Agreement (the “Term”).

Section 3. Exclusive Service. Executive shall devote his best efforts and full time to rendering services on behalf of the Bank in furtherance of its best interests. Executive shall comply with all policies, standards and regulations of the Bank now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to officers of banks.

Section 4. Compensation. (a) As compensation while employed hereunder, Executive, during his performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $500,000 payable on such terms and in such installments as the parties may from time to time mutually agree upon. The Bank, in its discretion, may increase Executive’s base salary during the Term. Executive’s base salary may not be decreased below any amount to which it is increased (i.e., salary increases are not subject to revocation) by the Bank.

(b) During Executive’s employment with the Bank, the Bank shall provide Executive with the use of a vehicle that may be assigned by the Bank to Executive or, at the discretion of the Bank may be selected by the Executive, or provide to the Executive a vehicle allowance pursuant to the Bank’s Automobile Policy as such policy may be established and/or amended from time-to-time by the Bank. All fuel, insurance and maintenance will be paid for by the Bank and/or reimbursed to the Executive by the Bank pursuant to the Bank’s Automobile Policy.

(c) The Bank shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and the Bank for all compensation paid to Executive under this Agreement. The Bank shall also withhold and remit to the proper party any amounts agreed to in writing by the Bank and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(d) Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to the termination of Executive’s employment.

Section 5. Benefit Plans. Executive shall be eligible to participate in all cash and non-cash employee benefit plans maintained by the Bank for its senior executive officers as may be determined by the Bank’s Board of Directors.

Section 6. Restricted Stock. During such time as (i) Executive serves as Chief Executive Officer of the Bank and (ii) the Treasury Holding Period (as defined in Appendix A) shall remain in effect, Executive shall receive annually restricted stock grants (for shares of Bank’s Common Stock) equal to the lesser of 25% of his annual base salary then in effect on the date of the grant, or the maximum the Bank is able to provide under the applicable restricted stock plan, and each such annual award of restricted shares shall be subject to vesting as follows: A(i) one-third (1/3) of such shares shall vest as of the second anniversary of the date of grant; (ii) one-third (1/3) of such shares shall vest on the second anniversary of the date of grant to the extent the Bank attains reasonable performance standards for the year in which the grant occurred as established by the Bank Board and (iii) one-third (1/3) of such shares shall vest upon the Bank’s attainment of reasonable performance standards for the three year period, beginning with the year in which the grant occurred, established by the Bank Board. In addition, any shares that become vested shall not be transferrable except until the Authorities permit such transfer except that Executive may transfer a portion of the restricted stock for the purpose of paying federal, stock, local, or foreign taxes that are anticipated to apply to the income recognized due to this vesting.

Section 7. Bonuses. Subject to Section 6, Executive shall receive such bonuses as the Compensation Committee of the Board of Directors of the Bank, in its discretion, decides to pay to Executive.

Section 8. Personal and Sick Leave. Executive shall be entitled to the same paid time off policies as the Bank may from time to time designate for all full-time senior executive officers of the Bank. For 2009, Executive shall be entitled to a pro-rated amount of vacation days based on the date his employment with the Bank began.

Section 9. Termination. (a) Notwithstanding the termination of Executive’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, the termination of Executive’s employment shall not affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Bank to make payments of any vested benefits provided hereunder or the obligations of Executive under Sections 10, 11 and 12.

(b) Executive’s employment hereunder may be terminated by Executive upon thirty (30) days written notice to the Bank or at any time by mutual agreement in writing. In such event, Executive shall only be entitled to Executive’s salary through Executive’s last day of employment.

(c) This Agreement shall terminate upon death of Executive; provided, however, that in such event the Bank shall pay to the estate of Executive the compensation including salary and accrued bonus, if any, which otherwise would be payable to Executive through the end of the month in which his death occurs in accordance with Bank’s normal payroll schedule.

(d) (1) The Bank may terminate Executive’s employment other than for “Cause,” as defined below, or the Executive may terminate his employment for “Good Reason,” as defined below, at any time upon thirty (30) days written notice to the Bank or Executive, as applicable, in each case other than in connection with a Change of Control (which shall be controlled by Section 9(i).

(2) If the Executive’s employment terminates pursuant to Section 9(d)(1), Executive shall be entitled to receive an amount equal to his base salary in effect at the time of the termination that he would have received for the remainder of the Term of this Agreement. Such amount will be paid in accordance with the Bank’s normal payroll schedule. Executive acknowledges, however, that if he receives the compensation outlined in this Section 9(d)(2) that he is not entitled to the Change in Control payment set forth in Section 9(i) or the consulting fees set forth in Section 9(j) below.

(3) Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section 10, 11 or 12, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Agreement.

(4) For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment of duties to the Executive by the Bank which result in the Executive having significantly less authority or responsibility than he has on the date hereof, without his consent, except in connection with the termination of Executive’s employment; (ii) requiring the Executive to maintain his principal office outside of Norfolk, Virginia Beach or Chesapeake, Virginia unless the Bank moves its principal executive offices to a place to which the Executive is required to move; (iii) the Bank’s failure to comply with any material term of this Agreement; provided, however, that the Executive shall not be deemed to have Good Reason pursuant to this Section 9(d)(4)(iii)

unless the Executive gives the Bank written notice that the specified conduct or event has occurred and the Bank fails to cure such conduct or event within thirty (30) days of receipt of such notice.

(e) The Bank shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for Executive’s: (i) personal dishonesty; (ii)incompetence; (iii) insubordination; (iv) misconduct; (v) breach of a fiduciary duty involving personal profit; (vi) intentional failure to perform stated duties; (vii) willful violation, in connection with his acts or omissions in his role as Chief Executive Officer of the Bank, of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; (viii) conviction of a felony or of a misdemeanor involving moral turpitude; (ix) misappropriation of the Bank’s assets (determined on a reasonable basis) or those of its Affiliates; or (x) material breach of any other provision of this Agreement. The Bank shall not be deemed to have Cause under sections 9(e)(ii), (iii), (iv), or (vi), unless the Bank gives the Executive written notice that the specified conduct had occurred and the Executive fails to cure such conduct within thirty (30) days of receipt of such notice. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f) The Bank may terminate Executive’s employment under this Agreement, after having established the Executive’s disability by giving to Executive written notice of its intention to terminate his employment for disability and his employment with the Bank shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Executive shall fail to return to the full-time performance of the essential functions of his position (and if Executive’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Bank or its insurers, and acceptable to Executive or his legal representative, which approval shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Bank or its Affiliates for the benefit of Executive, whichever shall be more favorable to Executive. Notwithstanding any other provision of this Agreement, the Bank shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(g) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended with any such payment made by March 15 following the calendar year in which such charges are dismissed.

(h) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i) If Executive’s employment is terminated without Cause within one year after a “Change of Control” (as defined below) or if he resigns for Good Reason within one year after a Change of Control shall have occurred, the Bank shall pay to Executive as compensation for services rendered to the Bank and its Affiliates an amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess, if any, of 299% of Executive’s “annualized includable compensation for the base period”, as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), over the total amount payable to Executive under Section 9(d). Notwithstanding the foregoing, to the to the extent required because Executive is a “specified employee” for purposes of Code Section 409A, on the date of his termination, the payment described in this Section 9(i), shall be paid to Executive as a lump sum on the first day of the month following the six-month anniversary of Executive’s date of termination. Executive acknowledges, however, that if he receives the Change in Control payment outlined in this Section 9(i) that he is not entitled to the severance payment set forth in Section 9(d)(2) or the consulting fees set forth in Section 9(j) below.

(j) In the event that Executive’s employment with the Bank is terminated by the Bank without Cause or if Executive terminates his employment with the Bank for Good Reason, and if Executive is not able to receive the severance payment set forth in Section 9(d)(2) or the Change of Control payment described in Section 9(i) by reason of the Authorities, Executive shall be engaged and consulted as a banking consultant (or any bank consulting entity with which Executive is affiliated shall be engaged and consulted) and independent contractor by the resulting entity of the Change of Control to provide reasonable consulting services for two (2) years following the consummation of the Change of Control at annual fee of $500,000 to be paid monthly in accordance with the Bank’s normal payroll cycle; provided, however, that Executive must actually provide such consulting services as a condition to receive such consulting fees. Executive’s out-of-pocket expenses in providing such services shall be reimbursed by the resulting entity. Executive acknowledges, however, that if he receives the consulting fee outlined in this Section 9(j) that he is not entitled to the severance payment set forth in Section 9(d)(2) or the Change in Control Payment set forth in Section 9(i) above.

(k) For purposes of this Agreement, “Change of Control” shall mean (a) the date that one person, or more than one person, acting as group, acquires ownership of the stock of the Bank that, together with a stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank, excluding from such events an offering of the stock to the public of the Bank, (b) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Bank’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or (c) during any period of twelve consecutive months, (i) any one person, or more than one person, acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group constitutes more than 30% of the total voting power of the stock of the Bank, and (ii) individuals who at the beginning of such period constituted the Board cease in connection with such 30% change in voting stock ownership, cease to constitute a majority of the Board.

(l) Notwithstanding anything in this Agreement to the contrary, the Bank shall not be required to make any payment under this Agreement to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any governmental approval of the payment is not received or such payment would be prohibited by any state or federal statutes or regulations thereunder; any provisions of this Agreement in violation of the foregoing are null and void ab initio, and any payment made in violation of the foregoing shall be immediately returned by Executive to the Bank. Further, it is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Bank on the date of a Change of Control (or any other accounting firm designated by the Bank in good faith) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Bank under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.

Section 10. Confidentiality/Nondisclosure. Executive covenants and agrees that any and all information concerning the customers, businesses and services of the Bank and its Affiliates of which he has knowledge or access as a result of his association with the Bank, shall be deemed confidential in nature and shall not, without prior written consent of the Bank, be directly or indirectly used, disseminated, disclosed or published by Executive to third parties other than in connection with the usual conduct of the business of the Bank. Such information shall expressly include, but shall not be limited to, information concerning the trade secrets, business operations, business records, employee information, customer lists or other customer information of the Bank and its Affiliates. Upon termination of employment Executive shall deliver to the Bank all Bank property in Executive’s possession or control, including, but not limited to, all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Bank or its business, employees, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Bank with the maximum protection. This Section 10 shall not be applicable to any information which, through no misconduct or negligence of Executive, has previously been disclosed to the public by anyone other than Executive.

Section 11. Covenant Not to Compete. During the period of Executive’s employment with the Bank and for a period of twelve (12) months from and after the date that Executive is no longer employed by the Bank for any reason whatsoever, Executive covenants and agrees that he will not, either as a principal, agent, consultant, employee, stockholder, partner, or in any other capacity whatsoever, provide services that are substantially similar to those he provided while employed by the Bank and that compete with the services that the Bank and its Affiliates provided at any time during the twelve (12) month period immediately preceding the date Executive’s employment with the Bank ends; provided, however, that the engagement by Executive in bank consulting services, individually or through an entity formed by him, shall not be deemed to “compete with” the services of the Bank or its Affiliates provided such services are not provided to other banks in direct competition with the Bank. The foregoing restriction shall only apply within a twenty-five (25) mile radius of the location of the Bank’s corporate headquarters and any bank office or bank branch operated by the Bank or its Affiliates on the date Executive’s employment with the Bank ends.

Section 12. Non-Solicitation. During the period of Executive’s employment with the Bank and for a period of twelve (12) months from and after the date that Executive is (for any reason) no longer employed by the Bank, Executive covenants and agrees that he will not, directly or indirectly:

a) solicit, or assist any third party in soliciting, any individual or entity who was a depositor or customer of any of the Bank’s Affiliates at any point during the six (6) months immediately preceding the cessation of Executive’s employment with Bank, to make deposits in or to become customers of any other banking or financial institution that is a competitor of the Bank or its Affiliates and that provides services or products that are substantially similar to those offered by the Bank or its Affiliates as of the date Executive’s employment with the Bank ends; or

b) solicit or induce any individuals employed by the Bank or its Affiliates to terminate their employment with the Bank or its Affiliates.

Section 13. Severability and Reformation. It is the intention of the parties that the covenants contained in this Agreement shall be enforceable to maximum extent permitted by law. The parties agree, however, that the covenants contained herein shall be severable. Thus, if any section, subsection or clause of this Agreement is held to be illegal, invalid, or unenforceable it shall be stricken from this Agreement and the remainder of this Agreement shall not be affected. Should a court of competent jurisdiction determine that any provision of the covenants set forth in this Agreement is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Bank’s legitimate business interests.

Section 14. Remedies. Executive agrees that given the nature of the positions held by Executive with the Bank that each and every one of the covenants and restrictions set forth in this Agreement are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Bank in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Executive of any of the covenants and restrictions contained in this Agreement, that monetary damages alone will not adequately compensate the Bank for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Executive shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Bank as a result of taking action to enforce, or recover for any breach of the covenants or restrictions in this Agreement. In addition, the real or perceived existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement or some other basis, shall not relieve Executive of his obligations under this Agreement and shall not constitute a defense to the enforcement by the Bank of the covenants and restrictions contained herein.

Section 15. Binding Effect/Assignability. This Agreement shall be binding upon and inure to the benefit of the Bank and Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Executive or any beneficiary or beneficiaries designated by Executive. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Bank, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, “Bank” shall include any successor to its business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 16. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of Virginia.

Section 17. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Bank to its registered office or in the case of Executive to his last known address.

Section 18. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, including but not limited to all matters related to Executive’s compensation from the Bank, and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to same. In addition, this agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this agreement, but all of which together shall evidence only one agreement.

Section 19. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 20. Code Section 409A. Any benefit, payment or other right provided by this Agreement shall be provided and made in a manner, and at such time, and in such form, as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code Section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, this Agreement shall be so construed and interpreted.

Section 21. Capital Purchase Program Limitations. Notwithstanding any other provision of this Agreement, for so long as the United States Department of the Treasury (“UST”) holds shares of Preferred Stock of Bank purchased by the UST under the Capital Purchase Program implemented under the Emergency Economic Stabilization Act of 2008, the provisions of Appendix A hereto shall be in force and effect.

Section 22. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset by the amount of compensation or benefits provided in any such subsequent endeavor.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer and Executive has hereunto set his hand and seal on the day and year first above written.

Employee	Hampton Roads Bankshares, Inc.

John A. B. Davies, Jr.

By:
Title:

APPENDIX A

WHEREAS, Bank entered into a letter agreement with the UST pursuant to which it issued shares of preferred stock and a warrant to purchase shares of common stock (together the “Purchased Securities”) and the UST purchased from Bank the Purchased Securities (the “Program”);

WHEREAS, a condition to participation in the Program under the Emergency Economic Stabilization Act of 2008, enacted October 3, 2008 (“EESA”), is that employment agreements and other agreements with the chief executive officer, the chief financial officer and certain other executive officers of Bank (each, a “Covered Employee”) must comply with the provisions of the EESA, Treasury Notice 2008-PSSFI, Treasury Notice 2008-TARP, IRS Notice 2008-94, 31 C.F.R. Part 30 and any additional applicable rules or regulations adopted under the EESA; and

WHEREAS, the American Recovery and Reinvestment Act (“ARRA”), enacted February 17, 2009 (“ARRA”), brings forward the ESSA and regulations promulgated thereunder, modifies the ESSA and/or the regulations promulgated thereunder, and provides additional limitations and prohibitions related to employment agreements of Covered Employees and others (the ESSA, the Treasury notices, the IRS Notice, the ARRA and the rules and regulations promulgated or hereafter promulgated under the ESSA and/or the ARRA are collectively referred to herein as the “Authorities”).

NOW, THEREFORE, the Employer and Executive agree to the following as an Appendix to the Agreement.

1. Special Provisions During Treasury Holding Period. The following provisions shall be in force and effective throughout the period that the UST holds an equity or debt position in Bank pursuant to the Program (the “Treasury Holding Period”):

a. No Golden Parachute Payments. Executive shall not receive any golden parachute payment that is prohibited by the Authorities.

b. Recovery of Payments in Violation of the Authorities. If the Employer notifies Executive in writing that Executive has received payments in violation of the Authorities, Executive hereby agrees to repay the aggregate amount of such payments to the Employer no later than 15 business days following Executive’s receipt of such notice.

c. General. The employment, compensation, bonus, incentive, severance, retention and other benefit plans, arrangements, policies and agreements, whether or not in writing, that Executive may have with the Employer or in which Executive may participate as an employee of the Employer (“Benefit Arrangements”) are hereby amended as to Executive to the extent necessary so as to be consistent with the Authorities.

d. Interpretation. This Appendix A. is intended to, and shall be interpreted, administered and construed to comply with the Authorities (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Arrangements in accordance with their terms before giving effect to this Appendix A.)

e. Miscellaneous. This Appendix A. shall be effective only during the Treasury Holding Period. In the event that the Authorities cease to apply to the Employer, this Appendix A. shall immediately become null and void. Further, to the extent permitted by the Authorities and applicable law, Executive’s benefits under the Agreement shall accrue and shall be paid to Executive at a future date when and if so permitted by the Authorities and applicable law (“Future Payments”). Any such Future Payments will not accrue interest.